Exhibit 99.1

SCHEDULE A

Directors and Executive Officers of BW Group Limited

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Andreas Sohmen-Pao	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Chairman, Company Director and President	Austrian

Susan E. Barit	Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM 1189, Hamilton, Pembroke, HM EX, Bermuda	Company Director and Vice President, Bermuda Operations	Canadian

Michael G. Smyth	Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM 1189, Hamilton, Pembroke, HM EX, Bermuda	Company Director and Alternate Director to Andreas Sohmen-Pao	British
Executive Officers
Sebastien Jean-Pierre Brochet	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Group Chief Financial Officer	French

Daniel Ian O’Connor	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Chief People Officer	British

Yngvil Signe Eriksson Asheim	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Chief Executive Officer, BW LNG	Norwegian

Erik Strømsø	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Chief Executive Officer, BW ESS, and Managing Director, BW Renewables	Norwegian

Billy Chiu	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Executive Vice President	Singaporean

Nicholas John Oxleigh Fell	c/o Mapletree Business City #18-01 10 Pasir Panjang Road Singapore 117438	Executive Vice President, Corporate Services and General Counsel	British & USA